Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-07

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI COMPLETES ACQUISITION OF CHARLES HOLSTON

and

CERTAIN ASSETS OF CYPRESS ENERGY

CARENCRO, LA – MARCH 6, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it has completed the previously announced acquisition of Charles Holston, Inc. (“CHI”) for $18 million of cash and $5 million of promissory notes. The promissory notes accrue interest at a rate of 5% per annum and mature at various dates over a three-year period.

OMNI also announced today that it had completed the previously announced acquisition of certain assets of Cypress Energy (“Cypress”) for approximately $10.1 million, including approximately $7.1 million of cash and a $3 million promissory note. The promissory note matures three years from the date of acquisition and accrues interest at a rate of 5% per annum.

With the closing of these acquisitions, the Company said its revenue base has increased approximately $60 million and that its backlog for seismic services now tops $70 million. Both acquisitions are expected to be immediately accretive to earnings.

CHI, with approximately 250 employees and corporate offices in Jennings, Louisiana and dockside facilities in Cameron and Fourchon, Louisiana, provides a full range of environmental services including transportation of non-hazardous oilfield byproducts, such as salt water and spent drilling fluids; NORM surveys, cleaning and waste disposal; tank degreasing and demolition; rig pit cleaning; oilfield waste disposal; hydro blasting; dockside and offshore cleaning; and offshore sandblasting and painting. CHI also operates salt water disposal wells in Richard and Gueydan, Louisiana. During early 2007, CHI expanded its equipment rental operations into the Rocky Mountain region of the United States. For fiscal 2006, CHI reported pro forma EBITDA of $5.0 million on revenues of $29.4 million.

Commenting on completion of the CHI acquisition, James C. Eckert, OMNI Chairman and Chief Executive Officer, said, “The addition of CHI expands our Environmental Services operations into the transportation and disposal of non-hazardous oilfield byproducts, and is an exciting extension of that business unit. CHI also offers a wide variety of rental equipment including frac tanks, gas busters, generators, lighting systems and roll-off containers, which will complement the equipment currently offered by our oilfield rental equipment units, Preheat, Inc. and Rig Tools, Inc.”

Headquartered in Houston, Texas, Cypress currently employs approximately 225 people in two distinct business segments – Seismic Services and Employee Leasing. The acquisition includes the assumption of approximately $20 million of seismic drilling contracts. For fiscal 2006, Cypress reported EBITDA of $2.6 million on revenues of $ 23.7 million.

On completion of the Cypress acquisition, Eckert said, “The acquisition of the seismic drilling assets of Cypress substantially improves OMNI’s market position as a leading provider of domestic highland seismic drilling services. OMNI has previously been recognized as the leading domestic provider of seismic drilling services in the transition zone. The acquisition of these assets of Cypress further strengthens the permitting and survey services offered to our customers.”

“With the Cypress acquisition, we also acquired their employee leasing division. In this division, Cypress currently employs approximately 150 skilled and unskilled employees, who provide contract labor services to various companies operating in the oil and gas industry. By integrating this workforce into our existing employee intensive business units, we believe we will be able to better manage temporary fluctuations in employee demands within those business units.”

“The acquisitions of CHI and certain assets of Cypress offer us exciting organic and strategic growth opportunities, as well as affording us significant synergies through consolidation of facilities and services. We believe the continued execution of our business model to grow through a combination of well-orchestrated strategic and organic growth opportunities will translate into improved shareholder value.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisitions referenced herein the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.